EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd Senior Vice President, Chief Financial Officer, and Treasurer (919) 783-4660 www.martinmarietta.com
MARTIN MARIETTA MATERIALS, INC.
ANNOUNCES FIRST-QUARTER 2008 EARNINGS AND REAFFIRMS GUIDANCE FOR 2008
RALEIGH, North Carolina (May 6, 2008) — Martin Marietta Materials, Inc. (NYSE:MLM), today announced financial results for the first quarter ended March 31, 2008. Notable items were:
•	Net sales of $399 million, down 3% compared with the prior-year quarter

•	Heritage aggregates product line pricing up 4% and volume down 8%

•	Record Specialty Products’ earnings from operations up 23% from prior-year quarter

•	Earnings per diluted share of $0.50 compared with $0.73 for the prior-year quarter

•	Operating cash flow increased 53% compared with prior-year quarter

•	Completion of two small acquisitions during the quarter plus six quarry acquisitions from Vulcan Materials Company in April 2008
MANAGEMENT COMMENTARY
Stephen P. Zelnak, Jr., Chairman and CEO of Martin Marietta Materials, stated, “We are pleased with our first-quarter results where exceptional operating performance led to financial results that significantly exceeded our internal expectations. This was accomplished in spite of a challenging economic environment and difficult weather conditions. Our management team maintained its focus on operating the business and the team delivered in all aspects. Heritage aggregates product line pricing increased 3.7%, which exceeded our expectations. The rate of pricing growth in the aggregates product line was negatively affected by 260 basis points as a result of the expected heavier-than-usual geographic mix in lower-price areas in the West. Heritage aggregates product line volumes decreased 8.4% in the first-quarter 2008 as a result of winter weather patterns and a delay in the start of the construction season, particularly in our Mideast and Southeast Groups. We expect pricing to improve for the remainder of the year as we experience a more normal geographic volume distribution. Our disciplined focus on controlling operating costs allowed us to effectively offset fixed cost pressure created by declining volumes and the significant increase in the price of diesel fuel. As a result, our consolidated cost of sales increased less than 2% compared with the prior-year quarter. Diesel fuel costs increased $6.2 million, or 35%, compared with the first quarter of 2007 and reduced diluted earnings per share by $0.09.
“The West Group carried its momentum from the end of 2007 into the first quarter of 2008 with net sales of $133.8 million, an increase of 7.2%. The West Group’s results were driven by an 8.5% increase in heritage aggregates product line volume resulting from continued strength in many of the markets in both Texas and Iowa. The Mideast and Southeast Groups experienced significant volume declines, driven primarily by winter weather, a delayed spring construction season and diminished infrastructure spending in the Carolinas. However, pricing growth held up nicely in these areas with a nearly 13% increase in pricing in the Mideast Group and nearly 5% in the Southeast Group.
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MLM Reports First-Quarter Results

May 6, 2008
“Our Specialty Products segment contributed record first-quarter performance, with an 11% increase in net sales and a 210-basis-point improvement in operating margin. Increased sales of our magnesia chemical products and dolomitic lime contributed to these excellent results.
“We completed two small acquisitions during the quarter: one in our Aggregates business and one in our Specialty Products business. In February 2008, we acquired assets of the Specialty Magnesia Division of Morton International, Inc., including rights to the ElastoMag® trade name. ElastoMag® is widely used in rubber compounds like neoprene where it inhibits premature hardening of the rubber components in the molding process. The Morton acquisition provides us with increased opportunity to grow our magnesia chemicals product line, consolidate our rubber/plastics grades business in Manistee, Michigan, and expand our production in Woodville, Ohio. Additionally, in March 2008, we acquired a granite quarry near Asheboro, North Carolina, that contains approximately 40 million tons of reserves and will enable us to provide a full range of quality products to customers in the area.
“Selling, general and administrative expenses decreased 1.5% for the quarter as the focus on cost control extended to all aspects of the business. For the quarter ended March 31, 2008, selling, general and administrative expenses were $37.7 million versus $38.3 million in the 2007 period.
“The effective tax rate for continuing operations was 24.4% for the quarter compared with 33.8% in the 2007 period. The decrease in the effective tax rate is primarily the result of discrete items related to effectively settling agreed upon issues resulting from the Internal Revenue Service examination that covered the 2004 and 2005 tax years. Discrete events contributed $0.05 per diluted share to first-quarter 2008 earnings. We expect the effective tax rate for the full year 2008 to be approximately 31%.
“Our disciplined focus on operating our business also translated to a significant increase in cash flow, as measured by net cash provided by operating activities. Cash flow for the first quarter of 2008 was $75.2 million, an increase of 53% compared with the first quarter of 2007. Working capital control, specifically accounts receivable and inventory, contributed $30.3 million of cash flow in 2008 compared with the prior-year quarter as we carefully managed the balance between operating leverage and working capital uses of cash. The cash flow supported capital expenditures of $85 million, as we executed on our 2008 capital plan, along with providing capital for the financing of acquisitions completed during the quarter. The capital spend in 2008 will be weighted toward the first half of the year with total capital expenditures for 2008 expected to be $240 million, exclusive of acquisitions, which is down $25 million or 9.4% from the prior year.
“Subsequent to the end of the first quarter, we completed the acquisition of six quarry locations in Georgia and Tennessee from Vulcan Materials Company in exchange for cash and assets. This acquisition increased our reserve base in the growing Atlanta, Georgia, market by 300 million tons and increases our shipments volume in Georgia by 30% based on 2007 results. The Atlanta metropolitan and Chattanooga markets are areas we know well and in which our organization has experienced and successful personnel with a history of delivering solid results. The $192 million cash payment required for this acquisition was financed using borrowings from our commercial paper program.
“We also significantly enhanced our liquidity position subsequent to the first quarter. We amended our unsecured revolving credit agreement and extended our borrowing base to $325 million. We also successfully completed a public offering of $300 million of 6.60% Senior Notes due in 2018, closing the order book at nearly four times oversubscribed. The proceeds of the Senior Notes were used to repay the balance on our commercial paper that resulted from the Vulcan acquisition and created sufficient liquidity in our commercial paper program to fund the maturity of the $200 million of 5.875% Senior Notes due in December 2008. Following the execution of these two transactions, our ratio of consolidated debt-to-
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MLM Reports First-Quarter Results

May 6, 2008
consolidated EBITDA (Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization) is 2.3 times, well within our target range of 2.0 to 2.5.
2008 OUTLOOK
“We continue to be positive in our outlook for our business in 2008 even in this challenging economic environment. We expect our aggregates customers to have a solid backlog of large infrastructure and commercial construction projects that should support improved shipments in the second half of the year. The sharp increase in diesel fuel prices will provide an impetus for the implementation of more mid-year price increases than originally planned. Accordingly, we have increased our range for the rate of heritage aggregates price increases in 2008 to 6.0% to 8.0%, and we reaffirm our range for 2008 heritage aggregates volumes as up 1% to down 3%, both exclusive of acquisitions. We also fully expect to deliver record levels of net sales and earnings from both our lime and magnesia chemicals businesses. In this context, we reaffirm our range for 2008 net earnings per diluted share of $6.25 to $7.00.”
RISKS TO EARNINGS EXPECTATIONS
The 2008 estimated earnings range includes management’s assessment of the likelihood of certain risk factors that will affect performance within the range. The most significant risk to 2008 earnings, whether within or outside current earnings expectations, will be, as previously noted, the performance of the United States economy and that performance’s effect on construction activity. Management has estimated its earnings range assuming a stabilization of the United States economy in the second half of 2008. Should the second half 2008 stabilization not occur or if the decline anticipated in the first half 2008 is worse than currently expected, earnings could vary significantly.
Risks to the earnings range are primarily volume-related and include a greater-than-expected drop in demand as a result of the continued decline in residential construction, a decline in commercial construction, delays in infrastructure projects, or some combination thereof. Further, increased highway construction funding pressures as a result of either federal or state issues can affect profitability. Currently, North Carolina, Texas, and South Carolina are experiencing state-level funding pressures, and these states may disproportionately affect profitability. The level of aggregates demand in the Corporation’s end-use markets, production levels and the management of production costs will affect the operating leverage of the aggregates business and, therefore, profitability. Production costs in the aggregates business are also sensitive to energy prices, the costs of repair and supply parts, and the start-up expenses for large-scale plant projects. The continued rising cost of diesel and other fuels increases production costs either directly through consumption or indirectly in the increased cost of energy-related consumables, namely steel, explosives, tires and conveyor belts. Sustained periods of diesel fuel cost at the current level will continue to have a negative impact on profitability. The availability of transportation in the Corporation’s long-haul network, particularly the availability of barges on the Mississippi River system and the availability of rail cars and locomotive power to move trains, affects the Corporation’s ability to efficiently transport material into certain markets, most notably Texas and the Gulf Coast region. The business is also subject to weather-related risks that can significantly affect production schedules and profitability. Opportunities to reach the upper end of the earnings range depend on the aggregates product line demand exceeding expectations.
Risks to earnings outside of the range include a change in volume beyond current expectations as a result of economic events outside of the Corporation’s control. In addition to the impact of residential and commercial construction, the Corporation is exposed to risk in its earnings expectations from tightening credit markets and the availability of and interest cost related to its commercial paper program, which is rated A-2 by Standards & Poor’s and P-2 by Moody’s. Commercial paper of $81 million was outstanding at March 31, 2008.
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MLM Reports First-Quarter Results

May 6, 2008
CONSOLIDATED FINANCIAL HIGHLIGHTS
Net sales for the first quarter were $398.6 million, a 3.3% decrease compared with 2007 first-quarter net sales of $412.3 million. Earnings from operations for the first quarter of 2008 were $42.9 million compared with $58.2 million in 2007. Net earnings were $20.9 million, or $0.50 per diluted share, versus 2007 first-quarter net earnings of $33.0 million, or $0.73 per diluted share.
BUSINESS FINANCIAL HIGHLIGHTS
Net sales for the Aggregates business for the first quarter were $355.7 million, a 4.8% decline compared with 2007 first-quarter net sales of $373.8 million. Aggregates pricing at heritage locations was up 3.7%, while volume decreased 8.4%. Inclusive of acquisitions and divestitures, aggregates pricing increased 3.7% and aggregates shipments decreased 8.9%. The business’ earnings from operations for the quarter were $43.4 million in 2008 versus $60.7 million in the year-earlier period.
Specialty Products’ first-quarter net sales of $42.9 million increased 11.3% versus prior-year net sales of $38.5 million. Earnings from operations for the first quarter were $9.1 million compared with $7.4 million in the year-earlier period.
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CONFERENCE CALL INFORMATION
The Company will host an online Web simulcast of its first-quarter 2008 earnings conference call later today (May 6, 2008). The live broadcast of Martin Marietta Materials’ conference call will begin at 2 p.m. Eastern Time today. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s Web site.
For those investors without online web access, the conference call may also be accessed by calling 719-325-4884, confirmation number 4451342.
For more information about Martin Marietta, refer to our Web site at www.martinmarietta.com.
Martin Marietta is a leading producer of construction aggregates and a producer of magnesia-based chemicals and dolomitic lime.
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MLM Reports First-Quarter Results

May 6, 2008

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and Forms 10-K, 10-Q and 8-K reports to the SEC over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s Web site at www.martinmarietta.com and are also available at the SEC’s Web site at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.
Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only to historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.
Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to the level and timing of federal and state transportation funding, particularly in North Carolina, one of the Corporation’s largest and most profitable states, and in South Carolina, the Corporation’s 5th largest state as measured by 2007 Aggregates business’ net sales; levels of construction spending in the markets the Corporation serves; the severity of a continued decline in the residential construction market and the impact, if any, on commercial construction; unfavorable weather conditions, including hurricane activity; the volatility of fuel costs, most notably diesel fuel, liquid asphalt and natural gas; continued increases in the cost of repair and supply parts; logistical issues and costs, notably barge availability on the Mississippi River system and the availability of railcars and locomotive power to move trains to supply the Corporation’s Texas and Gulf Coast markets; continued strength in the steel industry markets served by the Corporation’s dolomitic lime products; successful development and implementation of the structural composite technological process and commercialization of strategic products for specific market segments to generate earnings streams sufficient enough to support the recorded assets of the structural composites product line; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.
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MLM Reports First-Quarter Results

May 6, 2008
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In millions, except per share amounts)

	Three Months Ended
	March 31,
	2008	2007
Net sales	$398.6	$412.3
Freight and delivery revenues	55.3	47.4

Total revenues	453.9	459.7

Cost of sales	323.4	318.1
Freight and delivery costs	55.3	47.4

Cost of revenues	378.7	365.5

Gross profit	75.2	94.2

Selling, general and administrative expenses	37.7	38.3
Research and development	0.2	0.2
Other operating (income) and expenses, net	(5.6)	(2.5)

Earnings from operations	42.9	58.2

Interest expense	15.8	11.2
Other nonoperating (income) and expenses, net	(0.9)	(2.7)

Earnings before taxes on income	28.0	49.7
Income tax expense	6.8	16.8

Earnings from continuing operations	21.2	32.9

Discontinued operations:
(Loss) Gain on discontinued operations, net of related tax (benefit) expense of $(0.1) and $0.0, respectively	(0.3)	0.1

Net Earnings	$20.9	$33.0

Net earnings (loss) per share:
Basic from continuing operations	$0.51	$0.74
Discontinued operations	(0.01)	—

	$0.50	$0.74

Diluted from continuing operations	$0.51	$0.73
Discontinued operations	(0.01)	—

	$0.50	$0.73

Dividends per share	$0.345	$0.275

Average number of shares outstanding:
Basic	41.3	44.5

Diluted	41.9	45.3

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MLM Reports First-Quarter Results

May 6, 2008
MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended
	March 31,
	2008	2007
Net sales:
Aggregates Business:
Mideast Group	$118.7	$137.3
Southeast Group	103.2	111.6
West Group	133.8	124.9

Total Aggregates Business	355.7	373.8
Specialty Products	42.9	38.5

Total	$398.6	$412.3

Gross profit:
Aggregates Business:
Mideast Group	$37.4	$51.4
Southeast Group	15.9	27.1
West Group	12.2	8.7

Total Aggregates Business	65.5	87.2
Specialty Products	11.7	10.2
Corporate	(2.0)	(3.2)

Total	$75.2	$94.2

Selling, general and administrative expenses:
Aggregates Business:
Mideast Group	$11.3	$11.5
Southeast Group	6.5	6.3
West Group	11.3	11.4

Total Aggregates Business	29.1	29.2
Specialty Products	2.5	2.7
Corporate	6.1	6.4

Total	$37.7	$38.3

Earnings (Loss) from operations:
Aggregates Business:
Mideast Group	$32.1	$40.8
Southeast Group	9.5	21.2
West Group	1.8	(1.3)

Total Aggregates Business	43.4	60.7
Specialty Products	9.1	7.4
Corporate	(9.6)	(9.9)

Total	$42.9	$58.2

Depreciation	$37.5	$34.4
Depletion	0.7	0.9
Amortization	0.7	0.7

	$38.9	$36.0

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MLM Reports First-Quarter Results

May 6, 2008
MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	March 31,	December 31,	March 31,
	2008	2007	2007
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents	$13.6	$20.0	$18.1
Accounts receivable, net	239.0	245.8	250.5
Inventories, net	296.5	286.9	281.5
Other current assets	71.8	73.3	71.1
Property, plant and equipment, net	1,505.2	1,433.6	1,314.6
Other noncurrent assets	43.5	40.1	38.2
Intangible assets, net	590.5	584.1	586.5

Total assets	$2,760.1	$2,683.8	$2,560.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt, commercial paper and line of credit	$338.6	$276.1	$378.2
Other current liabilities	205.9	230.5	249.5
Long-term debt (excluding current maturities)	855.7	848.2	578.7
Other noncurrent liabilities	404.7	383.0	353.0
Shareholders’ equity	955.2	946.0	1,001.1

Total liabilities and shareholders’ equity	$2,760.1	$2,683.8	$2,560.5

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MLM Reports First-Quarter Results

May 6, 2008
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In millions)

	Three Months Ended
	March 31,
	2008	2007
Net earnings	$20.9	$33.0
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation, depletion and amortization	38.9	36.0
Stock-based compensation expense	4.1	3.9
Excess tax benefits from stock-based compensation transactions	(0.2)	(11.8)
Gains on divestitures and sales of assets	(5.5)	(1.6)
Deferred income taxes	5.0	1.0
Other items, net	(0.6)	(0.6)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	6.8	(8.1)
Inventories, net	(9.5)	(24.9)
Accounts payable	5.7	5.7
Other assets and liabilities, net	9.6	16.5

Net cash provided by operating activities	75.2	49.1

Investing activities:
Additions to property, plant and equipment	(85.4)	(49.9)
Acquisitions, net	(19.0)	(12.0)
Proceeds from divestitures and sales of assets	1.2	3.0
Railcar construction advances	(7.3)	—
Repayment of railcar construction advances	7.3	—

Net cash used for investing activities	(103.2)	(58.9)

Financing activities:
Repayments of long-term debt and capital lease obligations	—	(0.4)
Net borrowings of commercial paper and line of credit	59.0	252.5
Change in bank overdraft	0.4	1.3
Dividends paid	(14.4)	(12.5)
Repurchases of common stock	(24.0)	(266.1)
Issuances of common stock	0.4	9.0
Excess tax benefits from stock-based compensation transactions	0.2	11.8

Net cash provided by (used for) financing activities	21.6	(4.4)

Net decrease in cash and cash equivalents	(6.4)	(14.2)
Cash and cash equivalents, beginning of period	20.0	32.3

Cash and cash equivalents, end of period	$13.6	$18.1

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MLM Reports First-Quarter Results

May 6, 2008
MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended
	March 31, 2008
	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Product Line: (2)
Mideast Group	(23.4%)	12.9%
Southeast Group	(11.3%)	4.6%
West Group	8.5%	(0.3%)
Heritage Aggregates Operations	(8.4%)	3.7%
Aggregates Product Line (3)	(8.9%)	3.7%

	Three Months Ended
	March 31,
Shipments	2008	2007
Heritage Aggregates Product Line: (2)
Mideast Group	9,740	12,723
Southeast Group	9,068	10,221
West Group	14,157	13,048

Heritage Aggregates Operations	32,965	35,992
Acquisitions	93	4
Divestitures (4)	9	284

Aggregates Product Line (3)	33,067	36,280

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.

(2)	Heritage Aggregates product line excludes volume and pricing data for acquisitions that have not been included in prior-year operations for the comparable period and divestitures.

(3)	Aggregates product line includes all acquisitions from the date of acquisition and divestitures through the date of disposal.

(4)	Divestitures include the tons related to divested aggregates product line operations up to the date of divestiture.
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MLM Reports First-Quarter Results

May 6, 2008
MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures
(Dollars in millions)
Gross margin as a percentage of net sales and operating margin as a percentage of net sales represent non-GAAP measures. The Corporation presents these ratios calculated based on net sales, as it is consistent with the basis by which management reviews the Corporation’s operating results. Further, management believes it is consistent with the basis by which investors analyze the Corporation’s operating results given that freight and delivery revenues and costs represent pass-throughs and have no profit mark-up. Gross margin and operating margin calculated as percentages of total revenues represent the most directly comparable financial measures calculated in accordance with generally accepted accounting principles (“GAAP”). The following tables present the calculations of gross margin and operating margin for the three months ended March 31, 2008 and 2007 in accordance with GAAP and reconciliations of the ratios as percentages of total revenues to percentages of net sales:

Gross Margin in Accordance with Generally Accepted	Three Months Ended
Accounting Principles	March 31,
	2008	2007
Gross profit	$75.2	$94.2

Total revenues	$453.9	$459.7

Gross margin	16.6%	20.5%

Gross Margin Excluding Freight and Delivery Revenues	Three Months Ended
	March 31,
	2008	2007
Gross profit	$75.2	$94.2

Total revenues	$453.9	$459.7
Less: Freight and delivery revenues	(55.3)	(47.4)

Net sales	$398.6	$412.3

Gross margin excluding freight and delivery revenues	18.9%	22.8%

Operating Margin in Accordance with Generally Accepted	Three Months Ended
Accounting Principles	March 31,
	2008	2007
Earnings from operations	$42.9	$58.2

Total revenues	$453.9	$459.7

Operating margin	9.5%	12.7%

Operating Margin Excluding Freight and Delivery Revenues	Three Months Ended
	March 31,
	2008	2007
Earnings from operations	$42.9	$58.2

Total revenues	$453.9	$459.7
Less: Freight and delivery revenues	(55.3)	(47.4)

Net sales	$398.6	$412.3

Operating margin excluding freight and delivery revenues	10.8%	14.1%

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MLM Reports First-Quarter Results

May 6, 2008
MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (continued)
(Dollars in millions)

	Three Months Ended
	March 31,
	2008	2007
Earnings Before Interest, Income Taxes, Depreciation,
Depletion and Amortization (EBITDA) (1)	$82.0	$97.0

(1)	EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net income or operating cash flow. For further information on EBITDA, refer to the Corporation’s Web site at www.martinmarietta.com.
A reconciliation of Net Cash Provided by Operating Activities to EBITDA is as follows:

	Three Months Ended
	March 31,
	2008	2007
Net Cash Provided by Operating Activities	$75.2	$49.1

Changes in operating assets and liabilities, net of effects of acquisitions and divestitures	(12.6)	10.8
Other items, net	(3.1)	9.1
Income tax expense, continuing and discontinued operations	6.7	16.8
Interest expense	15.8	11.2

EBITDA	$82.0	$97.0

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months is a covenant under the Corporation’s $250 million five-year revolving credit agreement. Under the agreement, the Corporation’s ratio of consolidated debt-to-consolidated EBITDA, as defined, for the trailing twelve months can not exceed 2.75 to 1.00 as of the end of any fiscal quarter, with certain exceptions related to qualifying acquisitions, as defined.
The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months at March 31, 2008. For supporting calculations, refer to Corporation’s Web site at www.martinmarietta.com.

Twelve-Month Period
April 1, 2007 to
March 31, 2008
Earnings from continuing operations	$250.8
Add back:
Interest expense	65.5
Income tax expense	106.1
Depreciation, depletion and amortization expense	151.4
Stock-based compensation expense	20.0
Deduct:
Interest income	(2.1)

Consolidated EBITDA, as defined	$591.7

Consolidated Debt at March 31, 2008	$1,194.3

Consolidated Debt-to-Consolidated EBITDA, as defined, at March 31, 2008 for the trailing twelve-month EBITDA	2.02

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